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                                                                EXHIBIT 23.10

                         [GLEACHER NATWEST LETTERHEAD]

November 12, 1996

                                    CONSENT

        We hereby consent to the inclusion of the opinion of our Firm and the reference to our Firm and the description of our opinion in the Joint Proxy Statement-Prospectus included in the registration statement on Form S-4 filed by WorldCom in connection with its pending transaction with MFS Communications Co., Inc. In providing such consent, except as may be required by federal securities laws, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.




GLEACHER NATWEST, INC.

/s/ Gleacher Natwest, Inc.
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